Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Intelligent Bio Solutions Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	457(c)	688,599	$2.75	$1,893,647.25	$0.00011020	$208.68
Equity	Common stock, par value $0.01 per share, issuable upon conversion of Series C Convertible Preferred Stock	457(c)	73,013	$2.75	$200,785.75	$0.00011020	$22.13
Equity	Common Stock, par value $0.01 per share, issuable upon exercise of warrants	457(c)	60,552	$2.75	$166,518.00	$0.00011020	$18.35
Total Offering Amounts					$2,260,951.00		$249.16
Total Fees Previously Paid							$-
Total Fee Offsets							$-
Net Fee Due							$249.16

(1)	Represents shares of common stock, par value $0.01 per share, which may be sold by the selling stockholders named in this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of ordinary shares as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)	Calculated pursuant to Rule 457(c), solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the registrant’s Common Stock quoted on The Nasdaq Capital Market on June 1, 2023.